UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 2, 2025

Quantum Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-13449	94-2665054
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

224 Airport Parkway, Suite 550
San Jose, CA	95110
(Address of principal executive offices)	(Zip Code)

(408) 944-4000

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value per share	QMCO	Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.02	Results of Operations and Financial Condition.

The disclosure set forth in the press release attached as Exhibit 99.1 to this Current Report on Form 8-K regarding preliminary financial results of Quantum Corporation (the “Company”) is incorporated herein by reference.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 2, 2025, James J. Lerner, the Company’s President and Chief Executive Officer and principal executive officer, resigned effective on June 2, 2025. Under the terms of Mr. Lerner’s offer letter, he is required to resign as a director of the Company when he is no longer serving as the Company’s Chief Executive Officer. The Company anticipates entering into a severance and release agreement with Mr. Lerner consistent with his offer letter of employment.

The Company’s Board of Directors (the “Board”) appointed Hugues Meyrath, a member of the Board, to serve as the Company’s President and Chief Executive Officer and principal executive officer, effective June 2, 2025. Mr. Meyrath will continue to serve as a member of the Board but is no longer serving as a member of the Company’s audit committee and the corporate governance and nominating committee.

Mr. Meyrath, age 55, has served on the Board since September 2022, and serves as an advisor to startup companies. Mr. Meyrath served as chief product officer of ServiceChannel from January 2017 through December 2021, a provider of SaaS-based multi-site solutions, which was acquired by Fortive Corporation, a provider of connected workflow solutions, in 2021. Following the acquisition, Mr. Meyrath continued to serve as an advisor to ServiceChannel until August 2022. Prior to that, he served as vice president at Dell Technologies Capital, a venture capital arm of Dell Technologies that invests in enterprise and cloud infrastructure, where he was responsible for driving venture funding and mergers and acquisitions, while also holding advisory roles for portfolio companies. Prior to its acquisition by Dell Technologies Capital, he served as vice president of product management and business development for EMC Corporation’s backup and recovery services, which offers data protection and business continuity products. Mr. Meyrath previously held senior leadership roles at Juniper Networks, Brocade Communications and SBS Corp, and was an employee of the Company from January 2002 to September 2003. Mr. Meyrath holds a bachelor’s degree in engineering from the University of Louvain in Belgium and an MBA from the University of California, Berkeley.

There are no transactions between Mr. Meyrath and the Company that would be required to be reported under Item 404(a) of Regulation S-K. There are no family relationships between Mr. Meyrath and any director or executive officer of the Company. Mr. Meyrath is a party to the Company’s standard indemnification agreement.

The Company anticipates entering into an offer letter of employment with Mr. Meyrath, which is expected to provide for the following compensation terms: (a) annual base salary of $550,000; (b) participation in the Company’s bonus program with a target bonus equal to 100% of his base salary, with the actual payout to be based on company and individual performance; (c) 100,000 restricted stock units (“RSUs”), which will vest annually in four equal installments, subject to continued employment; and (d) 100,000 performance-based RSUs, which will vest annually in four equal installments, subject to continued employment and achievement of specific performance metrics approved by the Leadership and Compensation Committee.

The Board appointed Donald J. Jaworski, an independent member of the Board, as Chairman of the Board, effective on June 2, 2025.

Also on June 2, 2025, Brian E. Cabrera, the Company’s Senior Vice President, Chief Administrative Officer, Chief Legal and Compliance Officer and Corporate Secretary, agreed to resign effective on June 2, 2025 in connection with the Company’s ongoing restructuring activities. Mr Cabrera’s departure was not performance related. The Company anticipates entering into a severance and release agreement with Mr. Cabrera consistent with his offer letter of employment.

Item 8.01	Other Events.

On June 3, 2025, the Company issued a press release regarding the executive transitions and other matters. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press release dated June 3, 2025.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 3, 2025	QUANTUM CORPORATION

	By:	/s/ Lewis W. Moorehead
	Name:	Lewis W. Moorehead
	Title:	Chief Financial Officer